                                                                    EXHIBIT - 2



                 AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS


     AGREEMENT made as of this 12th day of January, 1996, by and between Met-Coil Systems Corporation, a Delaware corporation located at 5486 6th Street, S.W., Cedar Rapids, Iowa 52404, ("Met-Coil"), Rowe Machinery & Automation, Inc., a Texas corporation, located at 811 Regal Row, Dallas, Texas ("Seller"), and Mestex, Ltd., a Texas limited partnership with offices located at 4830 Transport Drive, Dallas, Texas 75247 ("Purchaser").

                                    RECITALS

A. Met-Coil is the owner of all right, title and interest in and to all of the issued and outstanding shares of Rowe.

B. Seller is the owner of certain assets including machinery, equipment, and other tangible personal property, inventory, work-in-process, rights under agreements, accounts or notes receivable, intellectual property, permits, goodwill and other books, records, information and materials required or appropriate for the continued operation of that certain business that manufactures and sells the line of press feed and cut-to-length machinery, equipment, accessories and related repair and service parts sold under the name Rowe (the "Rowe Business") (as further defined in Section 1 of this Agreement).

C. Met-Coil and Seller desire and intend to sell the assets and certain liabilities associated with the Rowe Business of Seller to Purchaser at the price and on the terms and conditions hereinafter set forth.

D. Purchaser desires and intends to purchase the assets and assume certain liabilities of Seller associated with the Rowe Business at the price and on the terms and conditions hereinafter set forth.

                                   AGREEMENTS


NOW, THEREFORE, in consideration of the terms hereof, the parties hereto, intending to be legally bound hereby, agree as follows:

1.       Purchase and Sale of Assets

     1.1. The Assets. Upon the closing of the transactions contemplated under this Agreement on January 31, 1996, or such other date as mutually agreed by the parties (the "Closing Date"), and subject to the terms and conditions contained in this Agreement, Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, free and clear of all liens, encumbrances, restrictions and adverse charges of any nature whatsoever, except as may be permitted by Section 7.7, all of the assets, rights, interests, properties and goodwill of every nature whatsoever, tangible or intangible and wheresoever situated, required or appropriate for the continued operation of the Rowe Business which is further defined as the manufacture, application, design, development, engineering, distribution and sale of various models and types of press feeding and cut-to-length automation equipment and machinery and the parts and accessories related thereto set forth by name and drawing number category in Schedule 1.1 attached hereto. The assets, rights, interests, properties and goodwill sold, transferred, conveyed, assigned and delivered by Seller to Purchaser hereunder (collectively, the "Assets") shall include, but shall not be limited to the following:

                   1.1.1. Personal Property. All of the jigs, dies, patterns, and tooling fixtures of Seller used in the Rowe Business identified in Schedule 1.1.1 (the "Personal Property"), together with any rights of Seller to all warranties, if any, and to the extent assignable, received from the manufacturers and sellers of such items, all as relates to the operation of the Rowe Business;

          1.1.2. Inventory. All saleable, usable, undamaged, non-obsolete and non-slow-moving inventory of Seller relating to the Rowe Business including raw materials, work-in-process, and finished goods (the "Inventory") to be physically counted on or about the Closing Date and listed and attached to this Agreement thereafter as Schedule 1.1.2;

          1.1.3. Material Agreements. Subject to required consents (by customers of Seller, lessors and tangible asset suppliers), all right, title and interest of Seller in, to and under executory contracts (including the right to the return of any and all deposits), the sales backlog and other contract rights and agreements to provide equipment and services to the Rowe Business customers of Seller, representative agreements, leases of personal property, licenses, purchaser orders, sale orders and joint venture, partnership and other agreements related to the ownership or operation of the Rowe Business all as identified and listed by Purchaser in Schedule 1.1.3 that shall be affirmatively and expressly assumed by Purchaser (the "Material Agreements");

          1.1.4. Intellectual Property. All patents, patent applications, trademarks (including the trademark "Rowe"), service marks, tradenames, copyrights and copyright applications and licenses with respect to any of the foregoing all as identified in Schedule 1.1.4 and all inventions, inventor's notes, discoveries, trade secrets, ideas, proprietary processes and formulae, whether patentable or not, improvements, engineering drawings, computer-assisted design and manufacturing data, bills of material, designs and specifications (including design choices), computer software and laboratory certifications, proprietary and trade rights and data, ideas and know-how, whether patentable or not, and all shop rights, manufacturing data, licenses, and other intellectual property and all correspondence related thereto that are used in the Rowe Business (all of which are hereinafter collectively referred to as the "Intellectual Property"); however, notwithstanding the foregoing, nothing herein shall be deemed a transfer of any rights to intellectual property related to the Fen-Pro machinery operations of Seller;

          1.1.5. Receivables. All accounts or notes receivable, prepaid expenses and contract rights of Seller relating to the Rowe Business as of the Closing Date, including those identified in Schedule 1.1.5 attached hereto, arising from the operation of the Rowe Business (the "Receivables");

          1.1.6. Permits. All of Seller's right, title and interest in and to any and all permits, licenses, authorizations, certifications, consents, orders, registrations and approvals or any federal, state or local governmental entity or certifying or regulatory agency or authority required of Seller or otherwise necessary or advisable for the operation of the Rowe Business as set forth on Schedule 1.1.6 attached hereto (the "Permits") to the extent the same are transferable or assignable to Purchaser;

          1.1.7. Books and Records. All of Seller's right, title and interest in or to all books of account, records, files and invoices, including but not limited to technical and scientific literature, all invoice files kept by serial number, model or customer and correspondence related thereto, all production data, testing data, equipment maintenance data, employee files, payroll information system, accounting records, inventory records, purchasing records, engineering records, sales and sales promotional data, advertising materials, customer lists and customer data, cost and pricing information, supplier and vendor lists, installation and maintenance manuals, business plans, supply reference catalogs and any other records and data used in connection with the Rowe Business (whether in computer software, data or any other form) (the "Books and Records") other than the minute book and records of shareholder and director action by Seller; and

          1.1.8. Goodwill. The goodwill associated with the Rowe Business (the "Goodwill").

          1.2. Conveyance of Assets. The sale, transfer, conveyance, assignment and delivery of the Assets provided for in this Section 1 shall be made by (i) a duly executed bill of sale, evidencing the warranty provisions of this Agreement, and substantially in the form of Exhibit 1.2 attached hereto (the "Bill of Sale") and (ii) such other good and sufficient instruments of conveyance and transfer as shall be reasonably necessary to vest in Purchaser as of the Closing Date, full title to the Assets being sold, transferred, conveyed, assigned and delivered hereunder.

          1.3 Off-Site Assets. All tangible Assets held at any location other than the Dallas facility of Seller are described on Schedule 1.3 which schedule includes a description of each of such assets, its type, the name and address of the vendor or customer holding such assets and, if such asset is held pursuant to an agreement, a copy or description of such agreement is attached to the schedule.

2. Excluded Assets. The assets excluded from this Agreement (the "Excluded Assets") are all assets of Seller not specifically identified in
Section 1.

3.       Purchase Price

     3.1. Calculation of Purchase Price. The purchase price (the "Purchase Price") of the Assets to be acquired by Purchaser from Seller shall be the sum of the following:

                   3.1.1. The amount of Three Million and 00/100 Dollars ($3,000,000.00) for the Personal Property, Material Agreements, Intellectual Property, Permits, Books and Records and Goodwill; and

                   3.1.2. An amount equal to the net tangible asset value defined as the following:

                  (a) the actual value on the Closing Date of the Inventory calculated pursuant to the terms of Section 7.15(a) of the Agreement, plus the actual value of the collectible Receivables as described in Section 7.12 of the Agreement that are purchased by Purchaser,

                 (b) less the value of all of the obligations of Seller including all trade accounts payable, customer deposits and other obligations of and associated with the Rowe Business that are expressly assumed by Purchaser under this Agreement.

         3.2     Payment of Purchase Price

                 3.2.1 On the Closing Date, the portion of the Purchase Price identified in Section 3.1.1 of the Agreement shall be paid by Purchaser delivering to Seller a promissory note in the amount of $3.0 million substantially in the form attached hereto as Exhibit 3.2.1 (the "Initial Note"). The Initial Note shall be payable within five (5) business days of Met-Coil and Seller completing the refinancing of its debt currently held by Harris Bank as lead lender, on December 31, 1996, whichever is earlier. The parties are deferring the payment of the Purchase Price under the Initial Note in order to insure a smooth transition of the Rowe Business and the continued, uninterrupted operation of the Dallas manufacturing facility. Purchaser desires to purchase the Assets of Seller; however, Purchaser's agreement to pay a premium amount of Purchase Price is expressly conditioned upon a smooth transition of the Rowe Business and continued operation in the Dallas manufacturing facility. A stable lending relationship among Met-Coil, Seller and its secured lenders is deemed by Purchaser to be essential to a smooth transition. Therefore, the payment of the Purchase Price in cash shall be delayed until the new lending relationship contemplated by Seller and Met-Coil and represented to Purchaser by Seller and Met-Coil to be imminent, is executed, delivered and funded. In the event that such a new lending relationship is not closed and Met-Coil seeks bankruptcy protection or otherwise ceases to engage in business, the value of the Rowe Business and the Assets to Purchaser would be substantially diminished. Consequently, the Initial Note contains a provision that the Purchase Price will be readjusted significantly downward in the event of a bankruptcy or dissolution of Met-Coil.

                 3.2.2 On the Closing Date the portion of the Purchase Price identified in Section 3.1.2 shall be paid by Purchaser delivering to Seller an adjustable note substantially in the form attached hereto as Exhibit 3.2.2 (the "Adjustable Note"). The terms, conditions, covenants and procedures whereby the principal amount of the Adjustable Note shall be adjusted based upon the actual count of the Inventory, the application of the terms of the representations and warranties set forth in Sections 7.12 and 7.15 of the Agreement and the covenant of Seller set forth in Section 10.7 of this Agreement, are set forth more fully in Section 3.3 of this Agreement and the Adjustable Note. The amount of any state or local transfer, conveyance or recordation taxes imposed by the state or municipality on the transfer of title of the Personal Property shall be paid by Seller.

         3.3     Adjustment to Principal Amount of Adjustable Note

                 3.3.1 Adjustment. Purchaser and Seller agree that the original principal amount of the Adjustable Note has been calculated by adding the face amount of the accounts receivable of Seller at the latest date available prior to the Closing Date but not earlier than December 31, 1995, and the amount of the book value of the inventory of Seller at the latest date available prior to the Closing Date but not earlier than November 30, 1995, and subtracting therefrom the value of the trade accounts payable, customer deposits, accrued liabilities and other obligations of Seller that will be expressly assumed by Purchaser at the latest date available prior to the Closing Date but not earlier than December 31, 1995. Purchaser and Seller further agree that the principal amount of the Adjustable Note shall be adjusted upward or downward as appropriate, dollar for dollar, as follows:

                 (a) downward by the amount of the value of all liabilities and obligations of Seller relating to and arising from the ownership and operation of the Assets and the Rowe Business prior to the Closing Date (whether unrecorded trade accounts payable, accrued liabilities, customer deposits or other obligations of Seller), that were not included in the initial determination of the original principal amount of the Adjustable Note, that have been paid or accrued for payment by Purchaser at the time of the final calculation of the principal amount due under the Adjustable Note;

                 (b) downward by the aggregate amount of the face value of all accounts receivable of Seller that was used in determining the original principal amount of the Adjustable Note, that are not collected by Purchaser by May 31, 1996;

                 (c) upward or downward, as the case may be, by the amount that the value of the Inventory of Seller, determined based upon the physical count thereof held on or about the Closing Date, exceeds or falls short of the amount of the value of the inventory of Seller that was used in determining the original principal amount of the Adjustable Note;

                 (d) downward by an amount equal to the value of those items in the inventory of Seller determined by the authorized representatives of Purchaser and Seller to be obsolete, damaged, defective or without manufacturing value;

                 (e) downward by an amount equal to the value of those slow-moving items in the inventory of Seller determined by the authorized representatives of Purchaser and Seller to be not consumable in the ordinary course of the manufacture and sale of the products of the Rowe Business in the 24-month period after the Closing Date; and

                 (f) downward by an amount equal to fifty percent (50%) of the value of those slow-moving items in the inventory of Seller determined by the authorized representatives of Purchaser and Seller to be not consumable in the ordinary course of the manufacture and sale of the products of the Rowe Business in the 12-month period after the Closing Date but not otherwise included as slow-moving items under Section 3.3.1(e).

Any inventory of Seller determined to be slow-moving under Section 3.3.1(e) of the Agreement shall remain the property of Seller and it shall be segregated from the Inventory transferred to Purchaser and disposed of at Seller's discretion. Any inventory of Seller determined to be slow-moving under Section 3.3.1(f) of the Agreement shall be included in the Inventory transferred to Purchaser hereunder.

                 3.3.2 Terms Relating to Adjustment. Seller shall use its best efforts to value the physical count of the Inventory to be taken immediately after the Closing Date at its earliest convenience, but not later than forty (40) days after the Closing Date. The parties shall work together making such personnel and records available as necessary to determine and finalize the adjustments to the principal amount of the Adjustable Note in good faith at their earliest convenience based upon the valuation of the physical count of the Inventory, the calculations and standards set forth in Section 3.3.1, the representations and warranties set forth in Sections 7.12 and 7.15 of the Agreement and the covenant of Seller set forth in Section 10.7 of the Agreement. The final adjusted amount payable and the calculation of the adjustments to the Adjustable Note shall be set forth in a memorandum of understanding prepared and executed by the authorized representative of each of the parties. The adjusted amount due under the Adjustable Note shall be paid in cash to Seller within five (5) business days of the execution of such memorandum of understanding and upon such payment the Adjustable Note shall be stamped "paid in full", canceled and returned to Purchaser.

4. Allocation of Purchase Price. The Purchase Price shall be allocated by the parties hereto among the Assets as set forth in a memorandum of allocation delivered on the Closing Date substantially in the form attached hereto as Exhibit 4.0 (the "Memorandum of Allocation"). Notwithstanding any allocation by the parties, Purchaser agreed to purchase and Seller has agreed to sell the Assets, and the allocation is not intended and shall not be deemed to constitute an agreement between the parties to transfer less than all of the Assets. Furthermore, such allocation has been made solely to ascribe fair value to the Assets and any benefits deriving therefrom shall not inure to any other third party.

5.       Assumption of Liabilities

         Upon the Closing Date, Purchaser shall assume or discharge the following liabilities of Seller:

         5.1. Assumed Liabilities. Those trade accounts payables and customer deposits and other obligations of Seller associated with the Rowe Business as specifically set forth by Purchaser and Seller in Schedule 5.1 attached hereto as they exist as of the Closing Date.

         5.2. Assumption of Material Agreements. The obligations and liabilities of Seller with respect to the assignment to Purchaser of the Material Agreements described in Section 1.1.3 and listed on Schedule 1.1.3.

         5.3. Limits on Assumption. Except for the assumptions or discharges of liabilities described in Sections 5.1 and 5.2, Purchaser shall not assume (a) other liabilities, obligations and commitments of Seller, whether fixed or contingent, legal or equitable, mature or inchoate, written or oral, express or implied, known or unknown, including, but not limited to those related to taxes, employment practices, employee benefits and pensions, implied warranty, maintenance and products or professional liability, and environmental, health and safety obligations all related to, arising from or in connection with the Rowe Business for products manufactured and services performed prior to the Closing Date and (b) those liabilities, obligations and commitments of Seller that arise after the Closing Date, and the indemnification provisions contained in Article 16 shall apply to any liability of Seller which is not assumed by Purchaser and which is asserted or claimed by any person against Purchaser.

         5.4. Assignment of Contracts and Rights. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign the Material Agreements or any claim, contract, license, lease, commitment, sales order, purchase order or any claim or right or any benefit arising thereunder or resulting therefrom if the agreement to assign or attempt to assign, without the consent of a third party, would constitute a breach thereof or in any way adversely affect the rights of Purchaser or Seller thereunder. Until such consent is obtained, or if an attempted assignment thereof would be ineffective or would affect the rights of Seller thereunder so that the Purchaser would not in fact receive all such rights, Purchaser and Seller will cooperate with each other in any arrangement designed to provide for Purchaser the benefits of, and to permit Purchaser to assume, insofar as expressly set forth herein, stated liabilities under the Material Agreement including enforcement at the request and expense and for the benefit of Purchaser of any and all rights of Seller against a third party thereto arising out of the breach or cancellation thereof by such third party or otherwise. Any transfer or assignment to Purchaser by Seller of any property or property rights or any contract or agreement which shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained.

6.       Covenants Against Competition

     6.1. Covenant Not to Compete. Met-Coil and Seller each covenant and agree that neither it nor its affiliates shall at any time within the five (5) year period immediately following the Closing Date (a) have any ownership interest in any firm, corporation, partnership, proprietorship or other business that engages with third parties in the activities now engaged in and in the territory served by the Rowe Business with respect to the press feed portion of the Rowe Business and (b) use any proprietary information, drawings or designs with respect to the cut-to-length portion of the Rowe Business for its own or any third parties' benefit or account, so long as Purchaser or any affiliate or successor thereof, remains engaged in the Rowe Business; provided, however, that Seller may own, directly or indirectly, solely as an investment, securities, or any entity which are publicly traded if Seller does not, directly or indirectly, own five percent (5%) or more of any class of securities of any such competitive entity. It is further understood by the parties that Iowa Precision Industries, an affiliate of Met-Coil, is in the business of manufacturing cut-to-length lines and will continue to operate in that market in a competitive capacity subject only to the express prohibitions of this Section 6.1.

     6.2. Non-competition Agreement. The obligations of Met-Coil and Seller under this Section 6 shall be set forth fully in a noncompetition agreement substantially in the form attached hereto as Exhibit 6.2 (the "Noncompetition Agreement"). The Noncompetition Agreement shall be executed by Met-Coil and Seller on the Closing Date.

         6.3. Remedies. Without waiving the Purchaser's rights to monetary damages, all parties to this Agreement acknowledge that the breach of the obligations contained in this Article 6 would result in substantial but indeterminable harm to Purchaser, that the restraints imposed are reasonable, that there is no adequate remedy at law for a breach of such obligations, and that therefore injunctive relief, specific performance or other equitable remedies are appropriate to enforce the obligations undertaken in this Article
6.  In the event that a court finds that the term, territory, or scope of this
Article 6 is too broad to be enforceable, Seller and Purchaser further agree that a reformation of the terms of this Article 6 is appropriate and should be undertaken by the court in order to protect the value of the Assets being conveyed pursuant to this Agreement as a going concern, and to provide for the enforceability of the obligations contained in this Article 6 to the fullest extent allowed by law and equity.

7.       Representations and Warranties of Seller

         Seller (and, where applicable, Met-Coil) represents and warrants to Purchaser as of the Closing Date as follows:

         7.1. Corporate Existence. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and Met-Coil is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Seller knows of no violation of the requirement for good standing in any other jurisdiction in which it is required to be qualified to carry on the Rowe Business. Seller has full corporate power and authority to carry on the Rowe Business as now being conducted. Met-Coil currently owns all of the issued and outstanding shares of Seller subject to the lien and secured interest of Harris Bank as agent for the secured lenders which will not be released at the Closing Date.

         7.2. Due Authorization and Enforceability. Seller and Met-Coil have full corporate power and authority to execute and deliver this Agreement, the Certificate of Assumption, the Bill of Sale, Memorandum of Allocation, Noncompetition Agreement, Lease Agreement, Guarantee and the other documents, instruments and agreements to which each is a party to be delivered upon the Closing Date (collectively, the "Related Agreements"), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements by Seller and Met-Coil and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions and no other corporate action or proceeding on the part of Seller or Met- Coil is necessary to authorize the execution and delivery of this Agreement or the Related Agreements or the consummation by Seller of the transactions contemplated hereby or thereby other than the consent of Harris Bank as agent for the secured lenders, which consent is a condition to closing. This Agreement and the Related Agreements have been duly executed and delivered by Seller and Met-Coil, as applicable, and this Agreement and the Related Agreements are legal, valid and binding obligations of Seller and Met-Coil, enforceable against each of Seller and Met-Coil in accordance with their terms.

     7.3. No Conflicts. Except as set forth in Schedule 7.3, neither the execution and delivery of this Agreement or the Related Agreements nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with or violate any provision of the Articles of Incorporation or Bylaws of either of Seller and Met-Coil, (ii) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to the Rowe Business or by which any of the Assets are bound or affected or (iii) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or accelerate the performance required by or maturity of, or result in the creation of any security interest, lien, charge or encumbrance on any of the Assets pursuant to any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, permit, license, franchise, lease, contract or other instrument or obligation to which Seller is a party or by which any of the Assets are bound or affected; except those Liens permitted by Section 7.7 and in the case of (ii) or (iii) above, for such conflicts, violations, breaches, defaults, terminations, cancellations and accelerations which in the aggregate will not have a material adverse effect on the Rowe Business.

     7.4. Financial Statements. Attached as Schedule 7.4 are the balance sheets of Seller as of the fiscal year ended May 31, 1995, and as of the interim period ended November 30, 1995, and the related statements of income, for the respective fiscal year and interim period then ended (all of the financial statements referred to above in this Section 7.4 are herein collectively referred to as the "Seller Financial Statements"). The Seller Financial Statements fairly present the assets, liabilities and financial position of Seller as of the respective dates set forth therein and the results of operations and changes in financial position of Seller for the respective periods set forth therein; the Seller Financial Statements have been prepared in each case in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved.

     7.5 No Material Changes. Except as set forth in Schedule 7.5, since May 31, 1995, (i) there have been no changes in the Assets or the liabilities (actual or contingent) of Seller or in the nature and prospects of the Rowe Business or its condition (financial or otherwise) which have in the aggregate been material and adverse to the Rowe Business, and, (ii) Seller has operated the Rowe Business in the ordinary course and consistent with past practice.

     7.6 All Necessary Assets. The Assets (including the Personal Property, Inventory, Material Agreements, Intellectual Property, Receivables, Permits, Books and Records and Goodwill) being sold, transferred, conveyed, assigned and delivered by Seller under this Agreement constitute all of the assets used by Seller in the conduct of the Rowe Business, except for the land, building, improvements, machinery and equipment and office furniture of Seller which is not being conveyed to Purchaser under this Agreement.

     7.7 Title to Assets. Seller warrants that Seller has good and marketable title to the Assets transferred hereunder and, upon consummation of the transactions contemplated by this Agreement, including execution and delivery of the Bill of Sale or other instruments of transfer, Purchaser will acquire title to the Assets, free and clear of all mortgages, pledges, liens, security interests, assignments, conditional sales agreements, encumbrances, claims or charges of any kind ("Liens"), except for (i) Liens created by Purchaser and, (ii) Liens set forth on Schedule 7.7 which Seller shall satisfy immediately or prior to the Closing Date. At the Closing Date, none of the Assets will be subject to any commitment or other arrangement for its sale or use by third parties except under Material Agreements disclosed in Schedule 1.1.3.

     7.8 Condition of Assets. Except as set forth in Schedule 7.8, the Personal Property included in the Assets set forth in Schedule 1.1.1 is in good operating condition and repair, ordinary wear and tear excepted and is reasonably satisfactory for the purposes for which the Assets are being used, and is capable of being used to carry on the Rowe Business.

     7.9 Compliance with Laws. The operation of the Rowe Business and the use of the Assets comply in all material respects with all applicable laws, ordinances, rules, decrees, orders and regulations, including federal and state and local environmental laws and rules and laws related to employment, benefits, and pensions (collectively the "Laws"), except for such failures to comply which in the aggregate will not have a material adverse effect on the Assets or Rowe Business. Seller has obtained all necessary permits, licenses, certificates, exemptions, orders and approvals and has filed all required notices with federal, state and local governmental bodies that are required by applicable law for the use of the Assets and in order to conduct the Rowe Business as presently conducted, all of which are valid and effective on the date of this Agreement and will be valid at the Closing Date, and all payments, fees and costs thereof have been paid in full to the date of this Agreement and will be paid in full at the Closing Date. Seller has not received notice of any violations of any Laws or regulations or any covenants or contracts with respect to the Rowe Business or any of the Assets, and to Seller's knowledge, no such notice of violations is pending or has been threatened.

     7.10 Absence of Litigation. There are no judgments or other judicial or administrative orders outstanding against Seller, nor is there any action, suit or proceeding at law or in equity or by or before any governmental or administrative instrumentality or other agency now pending or, to the knowledge of Seller, threatened against or affecting Seller, the Assets or any of Seller's property or rights which, if adversely determined, might materially impair the right or ability of Seller to carry on the Rowe Business as it is now conducted or as proposed to be conducted or would materially adversely affect the financial condition of Seller. A true, correct and complete list of all suits or proceedings at law, in equity or by or before any governmental or administrative instrumentality or other agency and other litigation (whether material or not) pending or threatened against Seller, or settled within the last five (5) years noting those which involve the Rowe Business is attached hereto as Schedule 7.10. Seller is not in default in any material respect under any applicable statute, rule, order, certificate or regulation of any governmental authority having jurisdiction over it. Seller has conducted the Rowe Business in such a manner so that there have been no occurrences that have given or will give rise to products liability or breach of warranty on the part of Seller.

     7.11 Material Agreements. Schedule 1.1.3 is an accurate and complete list of all of Seller's Material Agreements of any kind as to which the rights and/or obligations are being assumed or discharged by Purchaser. There are no other Material Agreements being assumed by Purchaser. Each of the Material Agreements is valid and effective in accordance with its terms. True and correct copies of the Material Agreements have been supplied to Purchaser by Seller, appropriately identified in order that such Material Agreements can be identified on Schedule 1.1.3. At the Closing Date, all consents to the assumptions of the obligations of Seller by Purchaser under the Material Agreements will have been obtained. All other executory contract rights or obligations of Seller related to the Rowe Business, not listed on Schedule
1.1.3 and therefore not being assumed by Purchaser, are listed in Schedule
7.11. No party to any of the Material Agreements (including Seller) is in material default thereunder and no event has occurred which with the passage of time or the giving of notice or both would constitute a material default under any of the Material Agreements.

     7.12 Receivables. The Receivables being conveyed hereunder and listed in Schedule 1.1.5, will, at the Closing Date, be owned by Seller, free and clear of all claims, encumbrances, credits, backcharges, counterclaims, setoffs and deductions, and are not subject to additional requirements of performance by Seller, and such Receivables have not been billed or collected for a greater percentage of the work done or materials supplied than has actually been performed or supplied by Seller, except as set forth in Schedule
7.12. Seller guarantees to Purchaser that every dollar of the Receivables shall be collected by Purchaser.

     7.13 Patents and Trademarks. Schedule 1.1.4 lists all patents, patent applications, trademarks and service marks and applications therefor, owned by Seller and heretofore used in the conduct of the Rowe Business, none of which has been held or stipulated to be invalid in any litigation which has been concluded and the validity of none of which has been questioned in any litigation currently pending or which, to the best knowledge of Seller, has been threatened. Seller owns or possesses and will have conveyed to Purchaser at the Closing Date all Intellectual Property used in the Rowe Business, and the Intellectual Property does not, to the best knowledge of Seller, infringe any patent or other rights owned by others, nor has Seller received any notice of conflict thereof with the asserted rights of others.

     7.14 Related Party Agreements. No affiliate, officer or director of Seller or Met-Coil or any related person has, directly or indirectly, entered into any transaction with Seller relating to the Rowe Business, except for any arrangements reflected on the Seller Financial Statements and described in Schedule 7.14. For purposes of this Agreement, the term "related person" shall mean and include any person related to any affiliate, officer or director of Seller or Met-Coil by blood or by marriage, or any corporation, partnership, proprietorship, trust or other entity in which any officer or director of Seller (or any spouse, ancestor or descendant of the same) has more than a five percent (5%) legal or beneficial interest.

     7.15 Inventory. The Inventory of Seller included in the Assets (whether raw materials, purchased components, manufactured parts, work-in-process, finished goods or other) does not contain any damaged, defective, slow- moving (defined as more than a one years' supply under normal conditions of sale) or obsolete items which are not currently usable or saleable in the ordinary course of the Rowe Business.


                 (a) Raw materials and purchased components shall be valued individually at the lower of acquisition costs or market value in accordance with GAAP consistently applied. Acquisition costs shall be determined on an item-by-item, FIFO basis and shall be determined by using the standard costs of Seller in effect at a date no later than October 31, 1995, adjusted upward or downward on a case-by-case basis to account for instances where standard costs differ materially from acquisition costs or market costs. Work-in-process consisting of manufactured parts, sub- assemblies and equipment in the process of being assembled and finished goods shall be valued at the sum of the value of the raw material and purchased components, direct labor and factory burden applicable to said items of work-in-process and finished goods as further set forth herein: (i) raw materials and purchased components shall be valued at the lower of acquisition costs or market value in accordance with GAAP consistently applied, (ii) direct labor shall be valued at Seller's labor standards and rates which are based on standard direct labor minutes multiplied by the standard direct labor rate in effect at December 31, 1995, and (iii) standard factory burden shall be expressed as a percentage of standard direct labor costs, for the respective products, which percentage shall be those used by Seller as of December 31, 1995, adjusted to eliminate the cost of (i) the wages, fringe costs and expenses of the service department that are not directly related to pre-shipment service of products, and (ii) any costs inconsistent with GAAP in the calculation of burden.

                 (b) The value at which the Inventory is shown on the Seller Financial Statements for the interim period ending November 30, 1995, has been determined in accordance with the standard valuation policy of Seller, consistently applied and in accordance with GAAP.

                 (c) All items of Inventory on hand at the Dallas facility of Seller that are included in the physical counts at the Closing Date, but not yet set forth or reflected in Seller's accounts payable reported in the Seller Financial Statements, shall be disclosed to Purchaser on Schedule 7.15.

                 (d) All items of Inventory (and their location) held at locations other than Seller's Dallas facility at the Closing Date shall be disclosed fully to Purchaser on Schedule 1.3.

     7.16 Taxes. With respect to the Rowe Business and the Assets being conveyed under this Agreement, Seller has filed all federal, state, county and local tax returns, including information returns, which it is required by law to file and has paid all income, payroll, withholding, gross receipts, excise, occupation, sales, use or other taxes, assessments and other governmental charges due in respect of such returns, except to the extent that any such taxes are being contested in good faith and as to which adequate reserves have been set aside and Seller has accrued all taxes not yet due. Since December 31, 1995, Seller has not incurred any taxes other than taxes incurred in the ordinary course of business, and all such taxes are fully reserved against on the books of Seller. Seller is not delinquent in the payment of any amount of taxes, and there are no Liens for any taxes upon the Assets of Seller, except Liens for current taxes not yet due that are fully reserved for on the Seller Financial Statements. All taxes that Seller was or is required by law to withhold or collect, have been and are being withheld or collected by it and have been or are being held by it for such payment. All tax returns required to be filed by or on behalf of Seller have been prepared and filed in accordance with all applicable laws or requirements and accurately reflect the taxable income (or other measure of Tax) of the party filing the tax returns. All such tax returns, estimates, reports and declarations are complete and accurate and disclose all taxes required to be paid for the periods covered thereby. True and complete copies of federal and state income or franchise tax returns of Seller for each of the fiscal years ended May 31, 1994 and May 31, 1995 have been delivered to Purchaser. Except as disclosed on
Schedule 7.16, no audit, action, suit, investigation, claim, assessment or examination with respect to taxes is now pending or currently in progress with respect to Seller and, to the best of Seller's knowledge, there is no basis therefor. Seller has not received from the Internal Revenue Service or from any other tax authority from any state, foreign, county, local, or other jurisdiction a notice of underpayment of taxes, a proposed assessment of taxes, proposed adjustment to any tax returned, filed or other deficiency that it has not been paid.

     7.17 No Misrepresentation or Material Non-disclosures. Neither this Agreement nor the Related Agreements, nor any other document, certificate or statement furnished to Purchaser in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to Seller which materially adversely affects or in the future may (so far as can now be foreseen) materially adversely affect the Rowe Business or the Assets which has not been set forth in this Agreement.

     7.18 Guaranteed Obligations. Seller has not directly or indirectly guaranteed, become a surety or accommodation party for, endorsed (other than collection or deposit in the ordinary course of business), discounted with recourse, or agreed (contingently or otherwise) to purchase or repurchase, or otherwise acquire any indebtedness from any entity, nor agreed to supply or advance funds to any person, firm, corporation or other entity, nor indemnified any person, firm, corporation or other entity.

     7.19      No Defective Products.   The products of the Rowe Business
previously manufactured and sold by Seller have, where necessary, been qualified under and comply in all respects with the specifications and requirements of applicable rating and compliance agencies and safety standards. Except for express warranties disclosed in Schedule 7.27, Seller retains the obligation to pay for the satisfaction of any customer claims for deficiencies in its products as more fully set forth in Article 5 of this Agreement.

     7.20      Employee Benefit Plans

                   (a) Set forth in Schedule 7.20(a) is a true and complete list of each "employee pension benefit plan" (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended and the regulations promulgated thereunder ("ERISA")) maintained by Seller or an ERISA Affiliate (as defined in Section 7.20(e) below), or with respect to which Seller or an ERISA Affiliate is or will be required to make any payment, or which provides or will provide benefits to present or prior employees of Seller or an ERISA Affiliate due to such employment (the "Pension Plans"). Set forth in Schedule 7.20(a) is a true and complete list of each "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA) maintained by Seller, or with respect to which Seller is or will be required to make any payment, or which provides or will provide benefits to present or prior employees of Seller due to such employment (the "Welfare Plans") (the Pension Plans and Welfare Plans together being the "ERISA Benefit Plans"). Neither Seller nor any ERISA Affiliate (i) maintains or has maintained, or (ii) is or was required to make any payment with respect to, any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) ever subject to Section 302 of ERISA. No ERISA Benefit Plan or prior Pension Plan is or was a "multi employer plan" (as such term is defined in Section 3(37) of ERISA).

                   (b) Other than those plans and programs listed in Schedule 7.20(a), Schedule 7.20(b) is a true and complete list of each of the following to which Seller is a party or with respect to which it is or will be required to make any payment (the "Non-ERISA Commitments"):

                          (i)  each retirement, savings, profit sharing,
deferred compensation, severance, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, hospitalization or other medical, disability, life or other insurance, or other welfare, benefit or fringe benefit plan, policy, trust, understanding or arrangement of any kind, whether written or oral; and

                          (ii)  each employee collective bargaining agreement
and each agreement, understanding or arrangement of any kind, whether written or oral, with or for the benefit of any present or prior officer, director, employee or consultant (including, without limitation, each employment, compensation, deferred compensation, severance or consulting agreement or arrangement and any agreement or arrangement associated with a change in ownership of Seller).

Seller has delivered to Buyer correct and complete copies of (i) all written Non-ERISA Commitments and (ii) all insurance and annuity policies and contracts and other documents relevant to any Non-ERISA Commitment. Schedule 7.20(b) also contains a complete and accurate description of all oral Non-ERISA Commitments.

                   (c) Seller has delivered to Buyer with respect to each ERISA Benefit Plan correct and complete copies, where applicable, of (A) all plan documents and amendments thereto, trust agreements and amendments thereto and insurance and annuity contracts and policies, (B) the current summary plan description, (C) the Annual Reports (IRS Form 5500 series) and accompanying schedules, as filed, for the most recently completed three plan years for which such reports have been filed, (D) the financial statements for the most recently completed three plan years for which such statements have been prepared, (E) the most recent determination letter issued by the Internal Revenue Service and the application submitted with respect to such letter and
(F) all correspondence with the Internal Revenue Service, Department of Labor and Pension Benefit Guaranty Corporation concerning any controversy.

                   (d)    Each Pension Plan which is intended to qualify under
Section 401(a) of the Code is so qualified under the Code as amended to the date hereof and no circumstance exists which might cause such plan to cease being so qualified. With respect to each ERISA Benefit Plan, (i) there is no pending or, to the best knowledge of Seller, threatened claim, (ii) all contributions and premiums due have been made on a timely basis and are deductible by Seller, (iii) no "prohibited transaction" described in Section 406 of ERISA or Section 4975 of the Code has occurred, and (iv) Seller has no potential liability under ERISA or the Code. Each of the ERISA Benefit Plans
(i) has been administered in accordance with its terms and (ii) complies in form, and has been administered in accordance, with the requirements of ERISA and, where applicable, the Code. No liability has been asserted (whether or not such liability is being litigated) against Seller or any affiliate of Seller in connection with any employee pension benefit plan (as defined in Section 3(2) of ERISA), including but not limited to, any withdrawal liability (as described in Section 4201 of ERISA) with respect to any multi employer plan (as defined in Section 3(37) of ERISA). There are no reserves, assets, surplus or prepaid premiums with respect to any Welfare Plan. Seller and each ERISA Affiliate has complied with the health care requirements of Part 6 of Title I of ERISA. Seller has no obligation to provide health or death benefits to its prior employees or any other person other than while an employee of Seller, except as specifically required by Part 6 of Title I of ERISA. The consummation of the transactions contemplated by this Agreement will not (i) entitle any individual to severance pay, or (ii) accelerate the time of payment, vesting or increase the amount of compensation due to any such individual. Seller has not taken any action or failed to take any action which will subject Seller or has subjected Seller to liability under the Worker Adjustment and Retraining Notification Act of 1988.

                   (e) For purposes of the Agreement, "ERISA Affiliate" means (i) any corporation which at any time on or before the Closing Date is or was a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Seller; (ii) any partnership, trade or business (whether or not incorporated) which at any time on or before the Closing Date is or was under common control (within meaning of Section 414(c) of the Code) with Seller; and (iii) any entity which at any time on or before the Closing Date is or was a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as either Seller, any corporation described in clause (i) or any partnership, trade or business described in clause (ii).

         7.21  Employment Activity.   To the best of Seller's knowledge, Seller
is in compliance with all applicable laws respecting employment, employment practices, non-discrimination in employment and employment practices, and terms and conditions of employment and wages, and is not engaged in any unfair labor practice. There is no employment discrimination or unfair labor practice charge or complaint against Seller pending before the

National Labor Relations Board, the Equal Employment Opportunity Commission or any other federal, state or local governmental agency arising out of Seller's activities, and Seller has no knowledge of any facts or information which would give rise thereto; there is no labor strike or labor disturbance pending or threatened against Seller nor is any grievance currently being asserted thereat; and Seller has not experienced a work stoppage or other material labor difficulties thereat except as set forth on Schedule 7.21 attached hereto.

         7.22 No Indebtedness. Seller does not have any outstanding indebtedness to any person or entity, except for such indebtedness as is set forth on Schedule 7.22 attached hereto and the lender(s) of any such indebtedness has consented to the transfer of the Assets to Purchaser hereunder free and clear of all Liens. For purposes of the Agreement, "Indebtedness" shall mean all items which in accordance with GAAP would be included in determining total liabilities secured by any Lien on property owned or acquired, whether or not such a liability shall have been assumed, liabilities in respect of all leases, whether capitalized or operating, and guarantees, indemnities, endorsements (other than for collection in the ordinary course of business) and other contingent obligations, whether secured or not in respect to the obligations of other persons or entities.

         7.23 Environmental Matters. Seller has all permits, licenses, and other authorizations which are required as of the date of this Agreement and the Closing Date for the operation of the Rowe Business under federal, state, local and foreign laws relating to pollution and protection of the environment, including, without limitation, the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq., as amended ("CERCLA"), the Clean Air Act, 42 U.S.C. Section 7401, et seq., as amended ("CAA"), the Clean Water Act, 33 U.S.C. Section 1251, et seq. ("CWA"), the Toxic Substance Control Act, 15 U.S.C. Section 2601, et seq. ("TSCA"), and any other applicable federal, state or local laws, statutes, ordinances and regulations relating to the physical or environmental condition of property and to the maintenance, record-keeping and disposition of any underground tanks and relating to emissions, discharges, releases or threatened releases, of pollutants, contaminants, petroleum oils, chemicals or industrial, hazardous or toxic materials or waste into the environment (including, without limitation, ambient water, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum oils, chemicals or industrial, hazardous toxic materials or waste or any regulation, order, decree or judgment issued, entered, promulgated or approved thereunder (the "Environmental Laws"). With respect to the conduct of its business, its operations, its properties, and its use of owned and leased properties, Seller is in compliance in all material respects with all terms and conditions of the required permits, licenses and authorizations necessary under the Environmental Laws, and is also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws as in effect on the date hereof. There is no pending civil or criminal litigation, notice of violation or administrative proceeding arising out of the business or activities of Seller and/or its shareholders or affiliates, including without limitation any pending litigation, notice or proceeding relating in any way to the Environmental Laws (including notices, demands, letters or claims under RCRA, CERCLA, CAA, CWA, TSCA and similar foreign, state and local laws. There is no threatened civil or criminal litigation, notice of violation or administrative action arising out of the business activities of Seller, including without limitation, any threatened litigation, notice or proceeding relating in any way to the Environmental Laws. Except as disclosed on Schedule 7.23, Seller is not aware of any past or present events, conditions, circumstances, practices, incidents or actions which may give rise to any legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation against or involving Seller arising out of any violation or alleged violation of the Environmental Laws or any circumstances which could reasonably be expected to interfere with or prevent continued compliance with the Environmental Laws in effect on the date hereof or the Closing Date. To the best of Seller's and Met-Coil's knowledge, no hazardous substances, pollutants, petroleum oils or fraction, contaminants or hazardous waste including, but not limited to, asbestos, "PCB's" and urea formaldehyde are contained in or have been, from any source whatsoever, generated, released, spilled, stored or deposited over, beneath or on the Dallas facility of Seller, or on adjoining properties, by Seller, or, to the best of Seller's knowledge, any other person, EXCEPT only such substances as have been fully disclosed to Purchaser on Schedule 7.23 attached hereto.

         7.24 Approvals and Consents. Except as set forth on Schedule 7.24, no consent, authorization or approval of, or waiver or exemption by, or filing with any other person or entity is required in connection with the execution, delivery or performance of this Agreement by Seller or Met-Coil or the consummation by Seller of the transactions contemplated hereby.

         7.25 Insurance. Attached hereto on Schedule 7.25 is a complete and correct list of all policies of insurance of which Seller is the owner, insured or beneficiary, or covering the Rowe Business or any of the Assets for any policy period after June 1, 1992. Such Schedule indicates for each policy the carrier, names of all insured parties thereunder (including the named insured and additional insured parties, if any), risks insured, the amounts of coverage, deductibles and retentions, if any and any pending claims thereunder. Except as set forth on Schedule 7.25, all premiums under such policies for periods through the date hereof have been paid and through the Closing Date will be paid. No notice of cancellation or non-renewal with respect to or disallowance of any claim under, or increase of the premium for any such insurance policy has been received by Seller.

         7.26 Other Intangibles. The vendor and customer lists of Seller related to the Rowe Business attached hereto on Schedule 7.26 are true and complete as of the Closing Date; and the engineering drawings, bills of material, manufacturing data, software and data collection services and other intangibles conveyed to Purchaser as described in Section 1.1.6 are all of such items used in the Rowe Business that are in the possession of Seller. Except as set forth on Schedule 7.26, there exists no actual or, to the knowledge of Seller, threatened termination, cancellation or material limitation of, or material modification in, the business relationship of Seller with any customer or supplier.

         7.27 Warranties. Set forth on Schedule 7.27 are the express warranty terms and disclaimers for all forms of warranties given (or extended warranties sold) by Seller during the ten-year period prior to the Closing Date with respect to the Rowe Business for product sold or services related thereto performed by Seller. Under the Rowe name, Seller, in operating the Rowe Business, has not sold any parts or equipment or performed any services related thereto which fail to comply with any express or implied warranties or guarantees of Seller applicable to such parts or equipment or services related thereto.

8.       Representations and Warranties of Purchaser

         Purchaser represents and warrants to Seller as of the Closing Date as follows:

         8.1 Corporate Existence. Purchaser is a limited partnership duly formed, validly organized and existing in good standing under the laws of the State of Texas. Purchaser has full power and authority to own its assets and to carry on its business as and where such business is now conducted.

         8.2 Due Authorization and Enforceability. Purchaser has full power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements to which it is a party, by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary action and no other action or proceeding on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement or Related Agreements to which it is a party or the consummation by Purchaser of the transactions contemplated hereby or thereby. This Agreement and the Related Agreements to which Purchaser is a party have been duly executed and delivered by Purchaser and this Agreement and the Related Agreements to which Purchaser is a party are legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their stated terms.

     8.3 No Conflicts. Neither the execution and delivery of this Agreement or the Related Agreements to which Purchaser is a party, nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with or violate any provision of the Partnership Agreement or other formation documents of Purchaser, (ii) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to Purchaser or by which any of its properties or assets are bound or affected or (iii) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights or termination or cancellation of, or result in the creation of any lien, charge or encumbrance on any of their assets or properties pursuant to any of the terms, conditions, or provisions of, any note, bond, mortgage, indenture, permit, license, franchise agreement, lease, contract, or other instrument or obligation to which Purchaser is a party or by which any of Purchaser's properties or assets are bound or affected; except, in the case of (ii) and (iii) above, for such conflicts, violations, breaches, defaults, terminations, cancellations and accelerations which in the aggregate will not have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement and the Related Agreements to which it is a party.

9. Survival of Representations and Warranties. The representations and warranties made in this Agreement or pursuant hereto shall survive the execution and delivery of this Agreement and the conclusion and closing of the transactions contemplated hereby.

10.      Covenants

     10.1 Retention of Records. Purchaser hereby covenants that for a period of seven (7) years following the Closing Date, Purchaser will retain, at Purchaser's sole expense, the Books and Records of Seller relating to the operation of the Rowe Business prior to the Closing Date. During such period, Purchaser will afford to Seller, its counsel and accountants, during normal business hours, reasonable access to such books, records and other data, to the extent that such access may reasonably be required to facilitate the preparation by Seller of such tax returns as they may be required to file with respect to Seller and the investigation, litigation and final disposition of any claims which may be made against Seller. Following the expiration of such seven (7) year period, Purchaser may dispose of any such books, records and other data; provided, however, that before disposing of any such materials it will first notify Seller and permit Seller at its sole expense, to remove such materials.

     10.2 Further Actions. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its best efforts or take or cause to be taken all action and to do or cause to be done all things necessary, proper and advisable to consummate the transactions contemplated by this Agreement, the Related Agreements and other documents necessary to close this transaction, and shall use its best efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings. In addition, Seller covenants and agrees that it will take all actions and execute and deliver all documents, instruments, and agreements necessary to assist Purchaser in the removal of all Liens whether set forth in Schedule 7.7 or not, after Purchaser has satisfied its obligations (pursuant to its assumption of Seller's liabilities) for the underlying indebtedness of such Liens.

         10.3 Press Releases. Purchaser and Seller will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. Notwithstanding the foregoing, Seller shall, simultaneously with the Closing, notify its employees and creditors of the sale of assets contemplated by this Agreement, specifically noting that Purchaser is not assuming liabilities beyond those described in this Agreement.

         10.4 Lease Agreement. Purchaser and Seller shall enter into a lease for the occupation and use by Purchaser of the Dallas facility, including the manufacturing office and building, machinery and equipment and tooling, of Seller, substantially in the form of Exhibit 10.4 attached hereto (the "Lease Agreement") which Lease Agreement shall be effective on the Closing Date.

         10.5 Receipt of Funds. After the Closing Date, each of Purchaser and Seller shall segregate any monies or other amounts paid to either of them in respect of receivables or assets that belong to the other party whether received in a lock-box account or otherwise, and each party shall pay over and remit to the other party any such monies and amounts weekly after receipt thereof. Each of Purchaser and Seller shall take all reasonable actions, including the giving of timely notices to assure that the covenants set forth in this Section 10.5 are faithfully and timely fulfilled.

         10.6      Rowe Employees.

                   10.6.1 Potential Employees. Effective as of the Closing Date, Purchaser or an agent or affiliate of Purchaser may offer employment to any of Seller's personnel now working at the Dallas facility of Seller (a "Potential Employee"), except those employees whom Seller intends to retain as set forth on Exhibit 10.6.1 ( "Retained Employees"). Any Potential Employee who accepts any such offer of employment and who commences employment upon the terms of such offer on or after the Closing Date is an "Accepting Employee". Seller shall be responsible and liable for any required notification and payments under the Worker Adjustment and Retraining Notification Act of 1988.

                   10.6.2 Separation Benefits. Purchaser will not assume or have any liability, responsibility or obligation under any of the Pension Plans, Welfare Plans or Non-ERISA Commitments of Seller or Met-Coil. Seller will be responsible and liable for and discharge at or prior to Closing all obligations to, for or on behalf of all Retained Employees and Potential Employees under any Pension Plans, Welfare Plans and Non-ERISA Commitments, including, without limitation, the cost of accrued and unpaid wages, unpaid bonuses, stock options, severance pay, accrued vacation pay, pay for personal days, holidays, and sick leave, the cost of retirement benefits and pensions, the cost of payroll taxes, including FICA, Federal Unemployment Insurance, State Unemployment Insurance and Federal and State withholding, and the cost of health insurance, dental insurance, disability insurance, life insurance and the like. Seller also will be responsible and liable for the costs of administration and compliance with COBRA (as defined in Section 10.6.5 of this Agreement) or similar group health contribution coverage benefits under federal and state law, and the costs of liability and defense of claims related to the wrongful or discriminatory termination of employment for Accepting Employees who do not remain as employees of Purchaser after the termination of the Lease Agreement or voluntarily leave the employ of Purchaser prior thereto (collectively such costs and those set forth in the sentence prior hereto shall be defined as "Separation Benefits").

                   10.6.3 Eligibility of Accepting Employees. For purposes of eligibility for employment plans, programs and for vacation during employment with Purchaser, Purchaser's policies or those of its affiliates as set forth from time to time hereafter shall be applied in accordance with their terms and conditions to all Accepting Employees. The service of Accepting Employees with Seller prior to the Closing Date shall be recognized for purposes of eligibility for vacation accrued in accordance with and subject to the terms and conditions of Purchaser's or its affiliates' applicable vacation policies as stated from time to time.

                   10.6.4 Claims of Accepting Employees. Seller hereby agrees to indemnify and hold harmless Purchaser, its agents, officers or directors, employees, and affiliates against any liabilities, costs or expenses (including reasonable attorneys' fees) resulting from claims made by any Retained Employees or Potential Employees for Separation Benefits. Subject to the accuracy of the representations of Seller contained herein, Purchaser hereby agrees to indemnify Seller, its agents, officers, directors, employees and subsidiaries against any liabilities, costs or expenses including reasonable attorney's fees) resulting from claims made by any Accepting Employees relating to acts and omissions of Purchaser with respect to the employment of such Accepting Employees by Purchaser after the Closing Date.

                   10.6.5 Health Benefits. With respect to any Accepting Employees of Seller who do not remain as employees of Purchaser after the termination of the Lease Agreement, Seller shall promptly reimburse Purchaser for the cost of administration of group health continuation coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") for any qualifying event or as required under applicable state law.

         10.7 Discharge of Liabilities. Seller will pay and discharge in due course after the Closing Date, and hold Purchaser harmless from, all liabilities and obligations of Seller relating to and arising from the ownership and operation of the Assets and the Rowe Business prior to the Closing Date, (whether unrecorded accounts payable, accrued liabilities, customer deposits or other obligations), it being understood that Purchaser is assuming no liabilities or obligations of Seller other than those expressly set forth in Article 5 of this Agreement. If Seller fails to pay and discharge any such liabilities and, in the case of bona fide disputes regarding such liabilities, fails to disclose to Purchaser the existence of and all facts relating to such bona fide disputes, Purchaser may, without having any duty, pay or discharge such liabilities of Seller and offset such amounts paid from the Adjustable Note as set forth in Section 3.3(a) of this Agreement or use the indemnification provisions of Article 16 of this Agreement.

11.  Closing

         11.1 Closing. The closing of the transaction contemplated by this Agreement (the "Closing") shall be held on the 31st day of January, 1996 or such other date as mutually agreed by the parties, at the offices of _________________________________ in______________________________ at _______
__.m., local time, or at such other time and place as the parties  may agree.

         11.2  Closing Events.  At the Closing upon the Closing
Date:

               11.2.1 Purchaser shall deliver to Seller the Initial Note and the Adjustable Note.

               11.2.2 Seller shall execute and deliver to Purchaser the Bill of Sale.

               11.2.3 Seller shall provide to Purchaser any and all required written consents to assumption of the Material Agreements.

               11.2.4 Purchaser shall execute and deliver to Seller the Certificate of Assumption, in the form attached hereto as Exhibit 11.2.4 for those liabilities of Seller assumed by Purchaser pursuant to Section 5.1 of this Agreement.

               11.2.5 Purchaser shall have received a written legal opinion from counsel to Seller substantially in the form attached hereto as Exhibit 11.2.5.

          11.2.6 Seller shall have received from the Chief Executive officer and the Chief Financial Officer of Purchaser and Purchaser shall have received from the Chief Executive Officer and the Chief Financial Officer of Seller, a certificate that, as to such party, the representations and warranties made by such party are true as of the Closing Date, and that all covenants to be performed by such parties have been performed.

          11.2.7 The parties shall complete and execute the Memorandum of Allocation.

          11.2.8 Seller shall have received from the Secretary of Purchaser and Purchaser shall have received from the Secretaries of each of Seller and of Met-Coil a certificate setting forth, as to such party, the corporate resolutions or partnership actions authorizing and approving the execution, delivery and performance of the Agreement and the other documents to be executed by that party in connection herewith, and a good standing certificate or similar document from the applicable Secretary of State of each party's state of incorporation or formation.

          11.2.9 Purchaser shall have received from the counsel of Seller (a) a copy of a UCC search of the Texas central file for all filings of financing statements under Seller's and Met-Coil's name, and (b) a copy of a tax lien, suit and judgment search of the records of any county where the real or personal property of Seller is located.

          11.2.10 Seller and Purchaser shall execute and deliver the Lease Agreement in the form set forth in Exhibit 10.4 of the Agreement.

          11.2.11 Met-Coil shall execute and deliver the Guarantee in the form set forth in Exhibit 16.6 of this Agreement.

          11.2.12 Seller and Met-Coil shall execute and deliver the Non-Competition Agreement in the form set forth in Exhibit 6.2 of this Agreement.

          11.2.13 Seller and Met-Coil shall obtain from its secured and judgment creditors and lenders and deliver to Purchaser such lien releases, terminations and other documents necessary to assure Purchaser to its satisfaction that the Assets are being transferred by Seller to Purchaser under this Agreement free and clear of all liens and encumbrances.

12. Conditions to  Purchaser's  Obligation  to  Complete  Closing

     The obligation of Purchaser to purchase and pay for the Assets at Closing shall be subject to the satisfaction, prior to or concurrently with the Closing Date, of each of the following express conditions precedent, unless waived by
Purchaser:

     12.1 Consents and Releases. Seller shall have obtained and delivered to Purchaser (based upon Purchaser's assumption thereof) any and all required consents to the assignment of the Material Agreements and the lien and judgment releases and terminations of security interests described in Section
11.2.13 of this Agreement so that the Assets may be transferred by Seller to Purchaser free and clear of all liens and encumbrances.

     12.2 Governmental Approvals. Purchaser and Seller shall have obtained all requisite government approvals, if any, for their participation in the transactions contemplated under this Agreement.

     12.3 Accuracy of Representations. The representations and warranties of Seller shall be true and correct in all material respects at the Closing Date, and Seller shall have complied with all covenants set forth in this Agreement.

     12.4 Closing Documents Delivered. Seller shall have executed and delivered the documents, certificates, instruments and agreements and done the acts required of Seller in connection with the Closing as described in Section 11.

     12.5 No Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court or competent jurisdiction or governmental or regulatory authority or instrumentality that prohibits the consummation of the transactions contemplated hereby.

     12.6 Bankruptcy. Neither Seller or Met-Coil shall be the subject of a petition for reorganization or liquidation under the Federal bankruptcy laws, or under state insolvency laws, nor shall an assignment for the benefit of creditors or any similar protective proceeding or act or event of bankruptcy have occurred.

     12.7 Non-Fulfillment Date. In the event that one or more of the foregoing conditions in this Section 12 is not fulfilled by the date of March 15, 1996, Purchaser may, upon notice to Seller or Met-Coil, on or prior to Closing, elect either (i) to waive the condition and proceed to Closing; or
(ii) terminate this Agreement without any further liability on the part of either of the parties except that the foregoing shall not relieve either of the parties from liability for damages actually incurred as a result of breach of this Agreement.

13.  Conditions to Seller's obligation to Complete the Closing

         The obligation of Seller to sell and convey the Assets at the Closing shall be subject to the satisfaction, prior to or concurrently with the Closing Date, of each of the following express conditions precedent:

     13.1 Government Approvals. Purchaser and Seller have obtained all requisite government approvals, if any, for their participation in transactions contemplated under this Agreement.

     13.2 Accuracy of Representations. The representations and warranties of Purchaser shall be true and correct in all material respects at the Closing Date, and for Purchaser shall have complied with all of its covenants set forth in this Agreement.

     13.3 Closing Documents Delivered. Purchaser shall have executed and delivered the documents, certificates, instruments and agreements and done the acts required of Purchaser in connection with the Closing, as described in
Section 11.

     13.4 No Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order, shall have been enacted, entered, promulgated or enforced by any court or competent jurisdiction or governmental or regulatory authority or instrumentality that prohibits the consummation of the transactions contemplated hereby.

14.       Post-Closing Covenants

     14.1 Bulk Sale. Seller hereby agrees to indemnify and save and hold harmless Purchaser, its shareholders, directors and officers from and against any and all claims, losses, damages, costs or expenses of any kind or character, including attorneys' fees, other than those expressly assumed by Purchaser, arising out of or resulting from failure to comply with the "Uniform Commercial Code -- Bulk Transfers" of the State of Texas or of such other state as to which such act or equivalent act applies or may apply to the transactions contemplated by this Agreement.

     14.2 Further Accrued Liabilities. In the event that liabilities of Seller related to the Rowe Business not disclosed in this Agreement shall be discovered after the Closing Date, Purchaser may demand in writing and Seller shall promptly satisfy such liability and provide evidence thereof to Purchaser; and if such demand is not satisfied in full by Seller, or Seller, in the case of a bona fide dispute regarding the liability, is not defending the dispute, Purchaser may, but is not required to, assume or discharge such liability and (a) offset such amount against any obligations of Purchaser to Seller, (b) make a demand in writing to Seller for reimbursement and Seller shall promptly reimburse Purchaser, or (c) seek redress under the indemnification procedure set forth in Article 16 of this Agreement.

15.       Amendment and Waiver

     15.1 Amendment. This Agreement may be amended only by a writing executed by the authorized representatives of Purchaser and Seller.

        15.2 Waiver. Any party hereto may (a) agree to extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of the party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the authorized representative of such party.

16.      Indemnification

        16.1 Purchaser Indemnification. For a period of thirty-six (36) months following the Closing Date, Purchaser hereby agrees to indemnify and hold Seller harmless, from and against any and all loss, liability (whether known or unknown, actual or contingent, legal or equitable, mature or inchoate, as guarantor or principal obligor, howsoever arising), claim, damage and expense, including, but not limited to, reasonable attorneys, fees and amounts reasonably expended in settlement of litigation, pending or threatened, after the date hereof, incurred after the Closing Date and arising out of or relating to: (i) any liabilities or obligations of the Rowe Business which were expressly assumed by Purchaser under this Agreement; (ii) any material misrepresentation or material breach of any of Purchaser's representations and warranties set forth in this Agreement; or (iii) any material breach of any of Purchaser's covenants or obligations under this Agreement.

        16.2         Seller and Met-Coil Indemnification

                 16.2.1 For a period of thirty-six (36) months following the Closing Date, Seller hereby agrees to indemnify and hold Purchaser harmless from and against any and all loss, liability (whether known or unknown, actual or contingent, legal or equitable, mature or inchoate, howsoever arising), damage and expense, including but not limited to reasonable attorneys' fees and amounts reasonably expended in settlement of litigation, pending or threatened, incurred after the Closing Date and arising out of or relating to: (i) any liabilities and obligations of Seller not expressly assumed by Purchaser under the Agreement; (ii) any material misrepresentation or material breach of any of Seller's representations and warranties set forth in this Agreement; (iii) any material breach of any of Seller's covenants or obligations under this Agreement; (iv) any liabilities and obligations of Seller related to the operation of its other businesses including Fen-Pro; and (v) any material breach of any of Seller's covenants under the Lease Agreement and the Non-Competition Agreement.

                 16.2.2 For a period of thirty-six (36) months following the Closing Date, Met-Coil hereby agrees to indemnify and hold Purchaser harmless from and against any and all loss, liability (whether known or unknown, actual or contingent, legal or equitable, mature or inchoate, howsoever arising), damage and expense, including but not limited to reasonable attorneys' fees and amounts reasonably expended in settlement of litigation, pending or threatened, incurred after the Closing Date and arising out of or relating to: (i) any material misrepresentation or material breach of any of Met-Coil's representations and warranties set forth in the Agreement; and (ii) any material breach of any of Met-Coil's covenants or obligations under this Agreement, the Guarantee and the Non-Competition Agreement.

         16.3    Procedure of Indemnification

          16.3.1 Neither Purchaser nor Seller nor Met-Coil are required to take any action or make any claim to any third person as a precondition of seeking indemnification from the other(s) hereunder. The party seeking indemnification (the "Claimant") shall promptly give notice to the indemnifying party or parties of any matter or item which forms a basis for indemnification hereunder (a "Claim"). The Claimant shall afford the indemnifying party or parties, or their authorized representatives, the opportunity to defend, discharge or compromise such Claim and examine the books and records of the Claimant insofar as they relate to such Claim and to copy or make extracts therefrom, and will (at the expense of the indemnifying party) provide full cooperation of itself and its employees and agents with respect to such Claim. At an indemnifying party's request and expense, the Claimant will assign any claims or rights which the Claimant may have against any third party in an action against the third parties, and, at the indemnifying party's expense, the Claimant will cooperate fully with the indemnifying party in pursuing any such claim or right.

          16.3.2    The indemnifying party or parties may, within twenty
(20) days after the Claimant has given notice of the Claim, give notice to the Claimant that the indemnifying party or parties intend to litigate or otherwise attempt to resolve the claim identified in the Claimant's notice. Upon such notice from the indemnifying party or parties to the Claimant: (1) the indemnifying party or parties, or any of them, shall have the right, at their sole cost and expense and without liability, cost or expense, to Claimant, to prosecute any such proceeding, defend any such Claim or otherwise attempt to resolve the Claim (including, but not limited to, settling such claim by paying all amounts in settlement), and (ii) Claimant shall have the right to participate at its expense in the defense of any such Claim. The indemnifying party or parties shall keep the Claimant appraised of all material developments in connection with any such Claim.

          16.3.3. So long as any indemnifying party shall continue to handle a Claim or proceeding in good faith, or until a final determination that monies are payable by Claimant to a third person, the indemnifying party or parties will not be obligated to pay to Claimant the monies so claimed.

          16.3.4 Notwithstanding the foregoing Section 16.3.3; if as a result of any Claim, a judgment is entered against Claimant in a court of competent jurisdiction, or a lien attaches to any property or asset of Claimant, or any injunction, order or decree is obtained in any court of competent jurisdiction which materially and adversely affects or threatens to materially affect the assets, property, business or operations of Claimant, Claimant will be entitled to discharge, compromise or settle such Claim in good faith without the consent of the indemnifying party or parties.

          16.3.5 All amounts incurred or paid by the Claimant for which it is entitled to indemnification by the indemnifying party or parties pursuant to the terms and conditions of this Agreement shall be promptly reimbursed to it by the indemnifying party or parties if not reimbursed within thirty (30) days of written request therefor, Claimant shall have the right to offset from any other amounts it owes or may owe to the indemnifying party or parties. In the event Claimant collects or retains an amount in excess of the amount of claim or lien, including reasonable costs and expenses including attorneys fees, Claimant shall return such funds to the indemnifying party. Claimant shall cooperate in accordance with its best business judgment, in attempting to cause third parties who are liable to it or to the indemnifying party, to cause such third parties to reimburse the indemnifying party for payment made by it to Claimant; and Claimant shall subrogate the indemnifying party to Claimant's rights against third parties, with respect to claims paid by the indemnifying party to Claimant.

         16.4 Exclusive Remedy. So long as the indemnifying party is in compliance with this Article 16, the remedies provided in this Article 16 shall be exclusive, except for (a) remedies set forth elsewhere in this Agreement and
(b) specific performance or injunctive relief which shall be available regardless of the provisions of this Article 16 so long as claims for specific performance or injunctive relief are made within thirty six (36) months of the Closing Date.

         16.5 Limitation on Scope of Time Limitations. Notwithstanding the foregoing, the time limitation set forth in Sections 16.1, 16.2.1 and 16.2.2 of this Agreement, shall not apply to claims of fraud or actions to enforce
Article 6, Sections 7.2, 7.7, 7.16, 8.2, 10.1, 16.6 and Article 19 of this Agreement.

         16.6 Met-Coil Guarantee. In consideration of the execution of this Agreement by Purchaser, and the benefit that flows therefrom to Met-Coil as the sole shareholder of Seller, as well as for other considerations, Met-Coil shall guarantee the obligations of Seller under this Agreement by the execution and delivery of a guarantee substantially in the form attached hereto as Exhibit 16.6 (the "Guarantee") and such Guarantee shall survive the dissolution or liquidation of Seller and shall survive any statute of limitations applicable to Seller.

17.  Notices

   Any notices or other communications required or permitted hereunder or otherwise in connection herewith shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by facsimile transmission or on receipt after dispatch by express, registered or certified mail, postage prepaid, addressed as follows:

                       If to Seller:

                       Rowe Machinery & Automation, Inc.
                       c/o Met-Coil Systems Corporation
                       5486 6th Street, S.W.
                       Cedar Rapids, IA 52403
                       Attention:  Raymond H. Blakeman

                       cc:  Carroll J. Reasoner
                            Shuttleworth & Ingersoll, P.C.
                            500 Firstar Building
                            P.O. Box 2107
                            Cedar Rapids, IA  52406-2107

                       If to Purchaser:

                        Mestex, Ltd.
                        c/o Mestek, Inc.
                        260 North Elm Street
                        Westfield, Massachusetts 01085
                        Attention:  R. Bruce Dewey
                                    Senior Vice President
                                    and General Counsel

or such other address as the person to whom notice is to be given has furnished in writing to the other parties.

18.       Further Assurance -- After Closing

      18.1 Assurance of Seller and Met-Coil. At any time and from time to time after the Closing Date, at Purchaser's request and without further consideration, Seller and Met-Coil shall cooperate in good faith and promptly execute and deliver all such further instruments or documents and perform such other and further acts as Purchaser may reasonably request is in order to fully conclude the transactions contemplated hereby.

      18.2 Delivery of Notices. After the Closing Date, Seller and Met-Coil shall promptly deliver to Purchaser any notices, correspondence and other documents relating to the Assets being conveyed hereunder and the Rowe Business, which are, from time to time, received by Seller and/or Met-Coil.

19.       Confidentiality

      19.1         Proprietary information.  Purchaser   acknowledges   its
receipt of substantial information from Seller concerning the Rowe Business. All such information is hereinafter called the "Proprietary Information".

      19.2 Nondisclosure. Seller and Met-Coil acknowledge that they are now in possession of the same Proprietary Information concerning the Rowe Business as described above in Section 19.1. Seller and Met-Coil agree to keep all of the Proprietary Information confidential after the Closing Date, except such Proprietary Information that becomes public information without the fault of Seller or Met-Coil.

20. Entire Agreement -- Binding Effect. This Agreement (together with the Exhibits and Schedules hereto, and the other agreements executed at the Closing) sets forth the entire integrated understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements whether written or verbal. This Agreement may not be modified, amended or terminated except in a writing signed by all of the parties hereto.

21. Assignment. No party to this Agreement shall have the right to assign any of its rights and obligations hereunder without the prior written consent of the other parties hereto. To the extent that such consent is given, this Agreement and all provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

22.       Miscellaneous

      22.1 Expenses. Except as otherwise agreed herein, each party hereto shall bear its own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.

      22.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

      22.3 Governing Law. This Agreement is being made in and shall be governed by and construed and enforced in accordance with the laws of the State of Texas and the United States of America, except for the conflicts laws of those jurisdictions.

      22.4 No Third Party Rights. This Agreement, the Related Agreements and the other agreements entered into at the Closing are solely for the benefit of the parties hereto. No third person shall acquire any rights or claims by reason of or under this Agreement, the Related Agreements or the other agreements entered into at the Closing.

      22.5 Severability. Should any terms, provision or clause hereof, or of any other agreement or document which is required by this Agreement, be held to be invalid, such invalidity shall not affect or render invalid any other provisions or clauses hereof or thereof the consideration or mutuality of which can be given effect without such invalid provision, and all of which shall remain in full force and effect. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable under applicable law.

      22.6 Headings. The headings to the sections of this Agreement are inserted for convenience and reference only and are not intended to define or limit the substance of any section.

      22.7 Singular and Plural. Singular terms in this Agreement may be deemed to include plural, and plural terms to include the singular.

      22.8 No Brokerage Fees. Neither Seller nor Purchaser, nor any of their officers, directors or employees, nor Met-Coil, has incurred any liability for any brokerage fees, commissions, finders, fees or similar fees or expenses for which either Seller, Purchaser or Met-Coil may be liable.

      22.9 Exhibits and Schedules. The exhibits and schedules referenced in this Agreement and attached hereto shall be deemed to be a part of this Agreement and are incorporated herein by this reference.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal, with the intent that this be a sealed instrument, on the date first above written.

SELLER:                                    ROWE MACHINERY & AUTOMATION, INC.
CORPORATE SEAL
ATTEST:

BY:                /s/                     By:         /s/
    --------------------------                   -------------------------
        Joseph Ceryanec                          Raymond H. Blakeman, Chairman

PURCHASER:                                 MESTEX, LTD.,
CORPORATE SEAL                             A Texas limited partnership
ATTEST:
                                           By: GENTEX PARTNERS, INC.
By:               /s/                          Its General Partner
   -----------------------
    R. Bruce Dewey

                                               By:                /s/
                                                    --------------------------
                                                    Stephen M. Shea, Senior
                                                    Vice President-Finance

CORPORATE SEAL                             MET-COIL SYSTEMS CORPORATION
ATTEST:

By:                /s/                     By:          /s/
   ----------------------                     ----------------------
     Joseph Ceryanec                          Raymond H. Blakeman, Chairman